EXHIBIT 99.1

PennantPark Investment Corporation Announces Financial Results for the Quarter Ended June 30, 2020

NEW YORK, Aug. 05, 2020 (GLOBE NEWSWIRE) -- PennantPark Investment Corporation (NASDAQ: PNNT) announced today financial results for the third fiscal quarter ended June 30, 2020.

HIGHLIGHTS
Quarter ended June 30, 2020
($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio	$1,333.3
Net assets	$524.2
GAAP net asset value per share	$7.82
Increase in GAAP net asset value per share	1.4%
Adjusted net asset value per share (1)	$7.46
Increase in adjusted net asset value per share (1)	7.0%

BNP Credit Facility	$236.7
Truist Credit Facility	$397.4
2024 Notes	$83.7
SBA Debentures	$130.4
Regulatory Debt to Equity	1.49x
Regulatory Net Debt to Equity (2)	1.39x
GAAP Net Debt to Equity (3)	1.52x

Yield on debt investments at quarter-end	8.7%

Operating Results:
Net investment income	$11.0
Net investment income per share	$0.16
Distributions declared per share	$0.12

Portfolio Activity:
Purchases of investments	$11.7
Sales and repayments of investments	$66.5

Number of new portfolio companies invested	1
Number of existing portfolio companies invested	12
Number of ending portfolio companies	86

(1) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $24.2 million unrealized loss on the our credit facility with BNP Paribas, as amended, or the BNP Credit Facility, and our multi-currency, senior secured revolving credit facility with Truist Bank, as amended, or the Truist Credit Facility (the BNP Credit Facility together with the Truist Credit Facility are referred to herein as the Credit Facilities). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(2) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance net of $51.6 million of cash and equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(3) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the $24.2 million unrealized loss on the Credit Facilities, SBA Debentures and net of $51.6 million of cash and equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 12:00 P.M. ET ON AUGUST 6, 2020

PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) will host a conference call at 12:00 p.m. (Eastern Time) on Thursday, August 6, 2020 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (800) 289-0438 approximately 5-10 minutes prior to the call. International callers should dial (323) 794-2423. All callers should reference conference ID #4238734 PennantPark Investment Corporation. An archived replay of the call will be available through August 20, 2020 by calling toll-free (888) 203-1112. International callers please dial (719) 457-0820. For all phone replays, please reference conference ID #4238734.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased that we accomplished several key goals this past quarter. We achieved a 7% increase in adjusted NAV as well as reduced leverage and increased liquidity,” said Arthur Penn, Chairman and CEO. “We are particularly pleased with our announcement of the formation of PSLF, our joint venture with Pantheon.”

As of June 30, 2020, our portfolio totaled $1,333.3 million and consisted of $789.4 million of first lien secured debt, $237.5 million of second lien secured debt, $65.8 million of subordinated debt and $240.7 million of preferred and common equity. Our debt portfolio consisted of 94% variable-rate investments. As of June 30, 2020, we had one portfolio company on non-accrual, representing 2.5% and 2.3% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $105.2 million as of June 30, 2020. Our overall portfolio consisted of 86 companies with an average investment size of $15.5 million, had a weighted average yield on interest bearing debt investments of 8.7% and was invested 59% in first lien secured debt, 18% in second lien secured debt, 5% in subordinated debt and 18% in preferred and common equity. For more information on how the COVID-19 pandemic has affected our business and results of operations, see the “Effects of COVID-19” section below.

As of September 30, 2019, our portfolio totaled $1,219.4 million and consisted of $695.3 million of first lien secured debt, $269.3 million of second lien secured debt, $61.2 million of subordinated debt and $193.7 million of preferred and common equity. Our debt portfolio consisted of 87% variable-rate investments. As of September 30, 2019, we had no portfolio companies on non-accrual. Overall, the portfolio had net unrealized depreciation of $37.6 million as of September 30, 2019. Our overall portfolio consisted of 67 companies with an average investment size of $18.2 million, had a weighted average yield on interest bearing debt investments of 9.8% and was invested 57% in first lien secured debt, 22% in second lien secured debt, 5% in subordinated debt and 16% in preferred and common equity.

For the three months ended June 30, 2020, we invested $11.7 million in one new and 12 existing portfolio companies with a weighted average yield on debt investments of 6.8%. Sales and repayments of investments for the three months ended June 30, 2020 totaled $66.5 million. For the nine months ended June 30, 2020, we invested $292.2 million in 22 new and 51 existing portfolio companies with a weighted average yield on debt investments of 8.5%. Sales and repayments of investments for the nine months ended June 30, 2020 totaled $114.1 million.

For the three months ended June 30, 2019, we invested $116.4 million in six new and 12 existing portfolio companies with a weighted average yield on debt investments of 10.3%. Sales and repayments of investments for the three months ended June 30, 2019 totaled $84.7 million. For the nine months ended June 30, 2019, we invested $494.8 million in 21 new and 38 existing portfolio companies with a weighted average yield on debt investments of 9.5%. Sales and repayments of investments for the nine months ended June 30, 2019 totaled $325.6 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and nine months ended June 30, 2020 and 2019.

Investment Income

Investment income for the three and nine months ended June 30, 2020 was $25.4 million and $78.9 million, respectively, and was primarily attributable to $17.6 million and $51.1 million from first lien secured debt, $5.1 million and $20.5 million from second lien secured debt and $2.5 million and $7.1 million from subordinated debt, respectively. This compares to investment income for the three and nine months ended June 30, 2019 of $28.1 million and $84.2 million, respectively, and was attributable to $16.7 million and $45.6 million from first lien secured debt, $9.2 million and $32.7 million from second lien secured debt and $2.2 million and $5.9 million from subordinated debt, preferred and common equity, respectively. The decrease in investment income compared to the same periods in the prior year was primarily due to decreases in LIBOR.

Expenses

Expenses for the three and nine months ended June 30, 2020 totaled $14.4 million and $47.5 million, respectively. Base management fee for the same periods totaled $4.6 million and $14.3 million, incentive fee totaled zero (after a waiver of $1.9 million) and $2.7 million (after a waiver of $1.9 million), debt related interest and expenses totaled $8.3 million and $26.1 million, general and administrative expenses totaled $1.2 million and $3.5 million and provision for taxes totaled $0.3 million and $0.9 million, respectively. This compares to net expenses for the three and nine months ended June 30, 2019, which totaled $16.5 million and $49.2 million, respectively. Base management fee for the same periods totaled $4.7 million and $13.6 million, incentive fee totaled $2.5 million and $5.1 million, debt related interest and expenses totaled $7.8 million and $26.0 million (including $2.2 million of make-whole premium on the repayment of our 4.5% notes due 2019, which we redeemed in March 2019, or the 2019 Notes, and $2.7 million in debt issuance costs on the BNP Credit Facility), general and administrative expenses totaled $1.2 million and $3.6 million and provision for taxes totaled $0.3 million and $0.9 million, respectively. The decrease in expenses for the three months ended June 30, 2020 compared to the same period in the prior year was primarily due to the performance-based incentive fee waiver. The decrease in expenses for the nine months ended June 30, 2020 compared to the same period in the prior year was primarily due to performance-based incentive fee waiver and financing costs incurred in the prior year in connection with the redemption of the 2019 Notes, partially offset by the higher leverage costs.

Net Investment Income

Net investment income totaled $11.0 million and $31.5 million, or $0.16 and $0.47 per share, for the three and nine months ended June 30, 2020, respectively. Net investment income totaled $11.6 million and $35.0 million, or $0.17 and $0.51 per share, for the three and nine months ended June 30, 2019, respectively. The decrease in net investment income compared to the same periods in the prior year was primarily due to lower investment income as well as higher leverage costs, partially offset by the performance-based incentive fee waiver.

Net Realized Gains or Losses

Sales and repayments of investments for the three and nine months ended June 30, 2020 totaled $66.5 million and $114.1 million, respectively, and net realized losses totaled $0.1 million and $10.7 million, respectively. Sales and repayments of investments for the three and nine months ended June 30, 2019 totaled $84.7 million and $325.6 million, respectively, and net realized losses totaled $99.6 million and $90.1 million, respectively. The change in realized gains/losses was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments, the Credit Facilities and the 2019 Notes

For the three and nine months ended June 30, 2020, we reported net change in unrealized appreciation (depreciation) of $29.8 million and $(67.5), respectively. For the three and nine months ended June 30, 2019, we reported net change in unrealized appreciation on investments of $93.4 million and $52.9 million, respectively. As of June 30, 2020 and September 30, 2019, our net unrealized depreciation on investments totaled $105.2 million and $37.6 million, respectively. The net change in unrealized depreciation on our investments compared to the same periods in the prior year was primarily due to changes in the capital market conditions, as well as the financial performance of certain portfolio companies primarily driven by the market disruption caused by the COVID-19 pandemic and the uncertainty surrounding its continued adverse economic impact. For more information on how the COVID-19 pandemic has affected our business and results of operations, see the “Effects of COVID-19” section below.

For the three and nine months ended June 30, 2020, our Credit Facilities had a net change in unrealized (appreciation) depreciation of $(25.1) million and $21.3 million, respectively. For the three and nine months ended June 30, 2019, our Credit Facilities and the 2019 Notes had a net change in unrealized depreciation of $0.2 million and $9.9 million, respectively. As of June 30, 2020 and September 30, 2019, the net unrealized depreciation on the Credit Facilities totaled $28.5 million and $7.2 million, respectively. The net change in unrealized depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

Net change in net assets resulting from operations totaled $15.6 million and $(25.5) million, or $0.23 and $(0.38) per share, for the three and nine months ended June 30, 2020, respectively. Net change in net assets resulting from operations totaled $5.6 million and $7.7 million, or $0.08 and $0.11 per share, for the three and nine months ended June 30, 2019, respectively. The increase in the net change in net assets from operations for the three months ended June 30, 2020 compared to the same period in the prior year was primarily due to changes in the capital markets. The decrease in the net change in net assets from operations for the nine months ended June 30, 2020 compared to the same period in the prior year was primarily due to depreciation of the portfolio primarily driven by the market disruption caused by the COVID-19 pandemic and the uncertainty surrounding its continued adverse economic impact. For more information on how the COVID-19 pandemic has affected our business and results of operations, see the “Effects of COVID-19” section below.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives. For more information on how the COVID-19 pandemic may impact our ability to comply with the covenants of the Credit Facilities, see the “Effects of COVID-19” section below.

The annualized weighted average cost of debt for the nine months ended June 30, 2020 and 2019, inclusive of the fee on the undrawn commitment under the Credit Facilities, debt issuance costs on the BNP Credit Facility, prepayment penalties on the 2019 Notes and amortized upfront fees on the 2024 Notes and SBA debentures, was 4.2% and 5.4%, respectively (excluding debt issuance costs and prepayment penalties, amounts were 4.2% and 4.6%, respectively).

As of June 30, 2020 and September 30, 2019, PennantPark Investment Funding I, LLC, or Funding I, had $245.0 million and $171.0 million in outstanding borrowings under the BNP Credit Facility, respectively. The BNP Credit Facility had a weighted average interest rate of 2.8% and 4.6%, respectively, exclusive of the fee on undrawn commitments, as of June 30, 2020 and September 30, 2019. The BNP Credit Facility is a five-year revolving facility with a stated maturity date of February 22, 2024 and pricing set at 260 basis points over LIBOR (or an alternative risk-free floating interest rate index). As of June 30, 2020 and September 30, 2019, Funding I had $5.0 million and $79.0 million of unused borrowing capacity under the BNP Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of June 30, 2020 and September 30, 2019, we had $417.6 million and $301.6 million, respectively, in outstanding borrowings under the Truist Credit Facility. The Truist Credit Facility had a weighted average interest rate of 2.5% and 4.2%, respectively, exclusive of the fee on undrawn commitments, as of June 30, 2020 and September 30, 2019. The Truist Credit Facility is a five-year revolving facility with a stated maturity date of September 4, 2024 ($55.0 million of the $475 million commitment will mature May 25, 2022), with a one-year term-out period and pricing set at 225 basis points over LIBOR (or an alternative risk-free floating interest rate index). As of June 30, 2020 and September 30, 2019, we had $57.4 million and $173.4 million of unused borrowing capacity under the Truist Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of June 30, 2020 and September 30, 2019, we had cash and cash equivalents of $51.6 million and $59.5 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

Our operating activities used cash of $156.1 million for the nine months ended June 30, 2020, and our financing activities provided cash of $148.2 million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily from net borrowings under the Credit Facilities.

Our operating activities used cash of $146.7 million for the nine months ended June 30, 2019 and our financing activities provided cash of $148.9 million for the same period. Our operating activities provided cash from sales and repayments on our investments and our financing activities used cash primarily to pay distributions to stockholders and for net repayments under the Truist Credit Facility.

DISTRIBUTIONS

During the three and nine months ended June 30, 2020, we declared distributions of $0.12 and $0.48 per share, for total distributions of $8.0 million and $32.2 million, respectively. For the same periods in the prior year, we declared distributions of $0.18 and $0.54 per share, for total distributions of $12.1 million and $36.4 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the Securities and Exchange Commission.

EFFECTS OF COVID-19

The spread of COVID-19 has had a significant impact on the U.S. economy and has resulted in governmental orders imposing travel restrictions and prolonged closures of many corporate offices, retail stores, manufacturing facilities, factories and other common places of public congregation around the world. These restrictions and “stay-at-home” orders have essentially resulted in the shutdown of all non-essential businesses, as defined by each governmental authority imposing the respective orders. The COVID-19 pandemic has had, and continues to have, an adverse impact on our operating results and the operating results of our portfolio companies. Any future impact to our business and results of operations will depend to a large extent on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by authorities and other entities to reduce the spread of the virus, all of which are beyond our control.

We had a significant reduction of our net asset value as of June 30, 2020 as compared to our net asset value as of September 30, 2019. This reduction resulted from an increase in the overall net unrealized depreciation of the Company’s portfolio, including unrealized depreciation on the Company's investments and the Credit Facilities as of June 30, 2020, which was primarily due to the immediate adverse economic impact of the COVID-19 pandemic, the continuing uncertainty surrounding its long-term effects as well as the re-pricing of credit risk in the broadly syndicated credit market. As of June 30, 2020, we are in compliance with asset coverage requirements under the Investment Company Act of 1940, as amended. In addition, we are not in default of any asset coverage requirements under the Credit Facilities as of June 30, 2020. However, any continued increase in unrealized depreciation of our investment portfolio or further significant reductions in our net asset value, as a result of the effects of the COVID-19 pandemic or otherwise, increases the risk of breaching the relevant covenants. As such, we may run into liquidity issues in the future if we are unable to draw on the unused borrowing capacity under our Credit Facilities due the breach of financial covenants.

We will continue to monitor the rapidly evolving situation surrounding the COVID-19 pandemic and guidance from U.S. and international authorities, including federal, state and local public health authorities, and may take further actions based on their recommendations. There may be developments outside our control requiring us to adjust our plans accordingly. While we are closely monitoring this situation, we cannot predict the impact of COVID-19 on our future financial condition, results of operations or cash flows with any level of certainty. However, we expect that the COVID-19 pandemic will continue to have a material adverse impact on our future net investment income, the fair value of our portfolio investments, and the results of operations and financial condition of our portfolio companies. For information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, including “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – COVID-19 Developments” and “Part II - Other Information – Item 1A. Risk Factors” therein.

RECENT DEVELOPMENTS

On July 31, 2020, we and certain entities and managed accounts of the private credit investment manager of Pantheon Ventures (UK) LLP, or Pantheon, entered into an amended and restated limited liability company agreement to co-manage a newly-formed joint venture, PennantPark Senior Loan Fund, LLC, or “PSLF”, whereby Pantheon has invested $35.0 million to acquire a 28% stake in PSLF. PSLF will acquire Funding I from us. Funding I holds $356 million of senior loans as of July 31, 2020. Further, as a result of this transaction, Funding I will become a wholly-owned subsidiary of PSLF and deconsolidate from our financial statements. PSLF is expected to invest primarily in middle market senior loans consistent with our strategy.

AVAILABLE INFORMATION

The Company makes available on its website its report on Form 10-Q filed with the SEC and stockholders may find the report on our website at www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2020	September 30, 2019
	(unaudited)
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$1,084,872,788 and $922,304,099, respectively)	$1,086,891,447	$936,632,099
Non-controlled, affiliated investments (cost—$77,628,920 and $77,600,816, respectively)	33,132,158	49,349,338
Controlled, affiliated investments (cost—$275,946,491 and $257,117,800, respectively)	213,325,256	233,451,359
Total of investments (cost—$1,438,448,199 and $1,257,022,715, respectively)	1,333,348,861	1,219,432,796
Cash and cash equivalents (cost—$51,620,212 and $59,546,438, respectively)	51,565,044	59,516,236
Interest receivable	5,230,894	6,226,539
Prepaid expenses and other assets	1,099,585	662,442
Total assets	1,391,244,384	1,285,838,013
Liabilities
Distributions payable	8,045,413	12,068,119
BNP Credit Facility payable, at fair value (cost—$245,000,000 and $171,000,000, respectively)	236,670,000	170,145,000
Truist Credit Facility payable, at fair value (cost—$417,636,000 and $301,636,000, respectively)	397,419,103	295,245,214
2024 Notes payable, net (par—$86,250,000 and $75,000,000, respectively)	83,671,185	72,256,607
SBA debentures payable, net (par—$133,500,000 and $150,000,000, respectively)	130,383,825	146,111,055
Base management fee payable, net	4,643,273	4,641,480
Interest payable on debt	5,666,385	2,895,695
Accrued other expenses	497,446	569,175
Total liabilities	866,996,630	703,932,345
Commitments and contingencies
Net assets
Common stock, 67,045,105 and 67,045,105 shares issued and outstanding, respectively Par value $0.001 per share and 100,000,000 shares authorized	67,045	67,045
Paid-in capital in excess of par value	788,192,159	788,192,159
Distributable income	(264,011,450)	(206,353,536)
Total net assets	$524,247,754	$581,905,668
Total liabilities and net assets	$1,391,244,384	$1,285,838,013
Net asset value per share	$7.82	$8.68

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Investment income:
From non-controlled, non-affiliated investments:
Interest	$20,118,883	$19,928,284	$63,252,326	$66,484,378
Payment-in-kind	2,099,536	1,987,294	5,962,936	4,625,804
Other income	1,165,825	530,923	2,107,027	1,992,875
From controlled, affiliated investments:
Interest	588,818	3,435,510	1,793,442	7,272,766
Payment-in-kind	1,434,567	1,454,009	5,830,555	2,855,450
Other income	—	776,944	—	949,445
Total investment income	25,407,629	28,112,964	78,946,286	84,180,718
Expenses:
Base management fee	4,643,273	4,653,657	14,266,402	13,583,748
Performance-based incentive fee	1,921,984	2,471,085	4,579,657	5,146,696
Interest and expenses on debt	8,316,571	7,808,175	26,145,154	21,119,041
Administrative services expenses	521,520	538,125	1,564,560	1,592,375
Other general and administrative expenses	643,480	692,178	1,936,322	2,002,723
Expenses before performance-based incentive fees waiver, financing costs and provision for taxes	16,046,828	16,163,220	48,492,095	43,444,583
Performance-based incentive fee waiver	(1,921,984)	—	(1,921,984)	—
Debt issuance costs	—	—	—	2,696,498
Make-whole premium	—	—	—	2,162,526
Provision for taxes	300,000	300,000	900,000	900,000
Net expenses	14,424,844	16,463,220	47,470,111	49,203,607
Net investment income	10,982,785	11,649,744	31,476,175	34,977,111
Realized and unrealized gain (loss) on investments and debt:
Net realized loss on investments on:
Non-controlled, non-affiliated investments	(109,739)	(43,486,868)	(10,719,114)	(33,757,334)
Non-controlled and controlled, affiliated investments	—	(56,148,032)	—	(56,375,131)
Net realized loss on investments	(109,739)	(99,634,900)	(10,719,114)	(90,132,465)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	11,319,274	36,381,944	(12,334,358)	7,535,406
Non-controlled and controlled, affiliated investments	18,495,283	57,045,559	(55,200,078)	45,366,352
Debt (appreciation) depreciation	(25,073,673)	186,504	21,301,111	9,914,139
Net change in unrealized appreciation (depreciation) on investments and debt	4,740,884	93,614,007	(46,233,325)	62,815,897
Net realized and unrealized gain (loss) from investments and debt	4,631,145	(6,020,893)	(56,952,439)	(27,316,568)
Net increase (decrease) in net assets resulting from operations	$15,613,930	$5,628,851	$(25,476,264)	$7,660,543
Net increase (decrease) in net assets resulting from operations per common share	$0.23	$0.08	$(0.38)	$0.11
Net investment income per common share	$0.16	$0.17	$0.47	$0.51

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which invests primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, which today has $3.6 billion of assets under management. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in New York and has offices in Chicago, Houston and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission as well as changes in the economy and risks associated with possible disruption in the Company’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19. PennantPark Investment Corporation undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:
Aviv Efrat
PennantPark Investment Corporation
(212) 905-1000
www.pennantpark.com